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                   Nation's Largest Fertility-Services Company
             No. 13 on Fortune's Fastest Growing Small Business List

PURCHASE, NEW YORK - IntegraMed America, Inc. (Nasdaq: INMD), the largest fertility-services company in the United States, today announced its ranking at no. 13 on the Fortune Small Business magazine's fourth annual list of 100 fastest growing publicly traded small companies in America, according to the July issue.

"IntegraMed's ranking on this prestigious list of small public companies is a reflection of the value of our services to the fertility community," said Gerardo Canet, Chairman/ CEO of IntegraMed America, Inc. "Consistently focusing on providing the fertility community with superior products and services has allowed us to achieve the year over year growth now recognized by Fortune."

IntegraMed is appearing on the Fortune list of fastest growing small companies for the second consecutive year. Last year, IntegraMed debuted at no. 24 on the list.

The Fortune ranking is based on earnings growth, revenue growth and stock performance over the last three years. Companies that qualify for consideration by Fortune Small Business have less than $200 million in annual revenues.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.
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Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of June 28, 2004 and IntegraMed undertakes no duty to update this information.